EXHIBIT 23.3

Michael J. Lovett President & CEO
M U S E S T A N C I L	15455 Dallas Parkway Suite 200 Addison, TX 75001 Phone: (214) 954-4455 Fax: (214) 954-1521

March 7, 2007

Mr. Gord Laschinger

CEO

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, Ontario

Canada

M5A 1J5

Dear Mr. Laschinger:

As requested, Muse, Stancil & Co. (Muse) hereby provides its consent for

Northern Ethanol, Inc to file the ethanol reports furnished by Muse in February

2007 with the SEC.

We have enjoyed working with you on this project and look forward to working with you again in the future.

Regards,

MUSE, STANCIL & CO.

s/Michael J. Lovett

Michael J. Lovett
President & CEO